EXHIBIT H-2

(PROPOSED FORM OF NOTICE)

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35 -     , 70 - 8955)

        Eastern Utilities Associates ("EUA"), a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and Blackstone Valley Electric Company ("Blackstone"), Eastern Edison Company ("Eastern Edison"), Montaup Electric Company ("MECO"), Newport Electric Corporation ("Newport"), EUA Cogenex Corporation ("Cogenex"), EUA Ocean State Corporation ("Ocean State") and EUA Service Corporation ("ESC"), each of which is a wholly-owned subsidiary of EUA, except for MECO which is a wholly owned subsidiary of Eastern Edison, (each of EUA, Blackstone, Eastern Edison, MECO and Newport are sometimes herein called a "Declarant" and collectively all such companies are herein called "Declarants," and each of Cogenex, Ocean State and ESC are sometimes herein called an "Affiliate" and collectively all such companies are called "Affiliates"), have filed a declaration with this Commission pursuant to Sections 6(a), 7, 12(a), 12(b) and 12(c) of t he Public Utility Holding Company Act of 1935 (the "Act") and Rules 42, 43, 45(b)(4) and 52 promulgated thereunder.

        The Declarants seek authorization to make short term borrowings to supplement the five-year revolving credit facility (the "EUA System Facility"), authorized by the Commission by order HCAR No. 35-26704, dated April 15, 1997 (the "April 15, 19 97 Order"), from time to time through the period ending July 31, 2002, through the issuance and sale of short-term notes to commercial banks and other lending institutions (collectively, "Notes"). The Notes will be issued and sold in aggregate amounts outstanding at any one time, together with amounts outstanding under the EUA System Facility, not to exceed $100,000,000 in the case of EUA, $75,000,000 in the case of Cogenex, $20,000,000 in the case of Blackstone, $75,000,000 in the case of Eastern, $30,000,000 in the case of MECO, $25,000,000 in the case of Newport, $15,000,000 in the case of ESC and $10,000,000 in the case of Ocean State. These Notes will be the same aggregate borrowing amounts previously authorized in the April 15, 1997 Order, with the exception of a $25,000,000 increase for EUA, a $5,000,000 increase for Montaup and a $5,000,000 increase for ESC.

        The Notes will be renewed from time to time as funds are required prior to July 31, 2002, provided no such Notes will mature after July 31, 2002. Notes may be issued to banks pursuant to informal credit line arrangements which provide for borrowing at a floating prime rate or at available fixed money market rates or pursuant to more formal credit agreements similar to the agreements formed as part of the EUA System Facility, with commercially reasonable terms governing such agreements.

       NOTICE IS FURTHER GIVEN that any interested person may, not later than _________ ___, 1998, request in writing that a hearing be held on such matter, stating the nature of his interest, the reasons for such request, and the issues of fact or law raised by said declaration which he desires to controvert; or he may request that he be notified if the Commission should order a hearing thereon. Any such request should be addressed: Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549. A copy of such request should be served personally or by mail upon the Declarant at the above-stated address and proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. At any time after said date the declaration, as filed or as it may be amended, may be granted and permitted to become effective as provided in Rule 23 of the General Rules and Regulations promulgated under the Act, or the Commission may grant exemption from such rules as provided in Rules 20(a) and 100 thereof or take such other action as it may deem appropriate. Persons who request a hearing or advice as to whether a hearing is ordered will receive any notices and orders issued in this matter, including the date of the hearing (if ordered) and any postponements thereof.

        For the Commission, by the Division of Corporate Regulation, pursuant to delegated authority.




Secretary